SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 03/31/2004
FILE NUMBER 811-3826
SERIES NO.: 2

72DD.    1.   Total income dividends for which record date passed during the peroid.
              Class A Shares                   $   276
         2.   Dividends for a second class open-end company shares
              Class B Shares                   $   186
              Class C Shares                   $   118
              Investor Class                   $ 4,879

73A.     Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                   $000.1322
         2.   Dividends for a second class of open-end company shares
              Class B Shares                   $000.1281
              Class C Shares                   $000.1092
              Investor Class                   $000.1399

74U.     1.   Number of shares outstanding
              Class A Shares                     2,319
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                     1,842
              Class C Shares                     1,289
              Investor Class                    32,596


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                   $  3.81
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                   $  3.82
              Class C Shares                   $  4.04
              Investor Class                   $  3.84